Exhibit 15.1





                                      December 11, 1998




Capital Trust, Inc.
605 Third Avenue
26th Floor
New York, NY  10016

Ladies and Gentlemen:

We hereby acknowledge that we are aware of the use in the proxy statement/prospectus filed as part of Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-52619) of Capital Trust, Inc. of our report on the unaudited financial statements of Victor Capital Group, L.P., a Delaware limited partnership, for the six months ended June 30, 1997 and 1996 which pursuant to Rule 436(c) under the Securities Act of 1933, as amended (the "Securities Act"), is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Securities Act.


                             /s/  David Berdon & Co. LLP
                                  Certified Public Accountants


781647.1